Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
THIRD QUARTER 2006 RESULTS
ATLANTA, GA — (November 9, 2006) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the third quarter and nine months ended September 30, 2006. Net sales for the third quarter of 2006 were $108.3 million, compared with $106.6 million for the third quarter of 2005. Operating income was $2.3 million in the third quarter of 2006, compared with $7.4 million in the third quarter of 2005. The Company recorded a net loss for the third quarter of 2006 of ($1.8) million, or ($0.21) per diluted share, compared with net income of $1.9 million, or $0.24 per diluted share, in the third quarter of 2005.
Net sales for the first nine months of 2006 were $328.6 million, compared with $308.6 million for the comparable period of 2005. Operating income was $13.0 million for the first nine months of 2006, compared with $20.3 million for the same period in 2005. Net loss for the first nine months of 2006 was ($1.0) million, or ($0.12) per diluted share, compared with net income of $4.1 million, or $0.50 per diluted share, for the comparable period in 2005.
Year over year results are not necessarily comparable due to certain expenses incurred in the first quarter of 2005. In the prior year, on March 22, 2005, the Company entered into a new $220.0 million credit agreement. Borrowings under this agreement were used to repay then existing senior secured debt of $83.9 million, pay a $103.2 million special dividend to shareholders on April 8, 2005, pay $4.4 million to holders of outstanding stock options in exchange for the cancellation of these options on April 8, 2005, and pay related fees and expenses. Net results for the nine months ended September 30, 2005 included a $3.8 million non-cash write-off of unamortized deferred financing costs on the previously existing senior debt, $0.6 million of cash costs associated with a financing effort that was not consummated, and $0.5 million of non-cash compensation expense relating to the cancellation of stock options. These charges, totaling $3.2 million on an after-tax basis, reduced diluted earnings per share by $0.39 in the first nine months of 2005.
In the Company’s Plastic Films segment, net sales increased 8% in the third quarter of 2006, compared with the third quarter of 2005, and increased 7% in the first nine months of 2006, compared with the first nine months of 2005. Plastic Films’ sales volume (measured in pounds) decreased 8% for the third quarter of 2006, compared with the third quarter of 2005, and decreased 5% in the first nine months of 2006, compared with the first nine months of 2005.
In the Injection Molding segment, net sales for the quarter ended September 30, 2006 decreased 9%, compared with the third quarter of 2005, and increased 7% in the first nine months of 2006 compared with the first nine months of 2005. In the Profile Extrusion segment, net sales for the third quarter of 2006 were down 7% compared with the third quarter of 2005, and up 2% in the first nine months of 2006 compared with the first nine months of 2005.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2006 were $5.4 million, compared with $10.4 million for the third quarter of 2005. Atlantis’ gross margin and operating margin, as a percent of net sales, for the third quarter of 2006 were 10% and 2%, respectively, compared with 15% and 7%, respectively, for the comparable period in 2005. For the nine months ended September 30, 2006, EBITDA, gross margin and operating margin were $22.3 million, 12% and 4%, respectively, compared with $29.1 million, 15% and 7%, respectively, for the nine months ended September 30, 2005. EBITDA for the nine months ended September 30, 2005 was negatively impacted by a total of $1.0 million in expenses relating to the Company’s unconsummated financing and the cancellation of stock options. Net debt (total debt less cash) as of September 30, 2006 was $209.1 million, compared with $199.0 million as of December 31, 2005. The increase in debt is primarily the result of an increase in working capital.
Selling, general and administrative expenses for the third quarter of 2006 were $8.8 million, including severance charges of $0.7 million, compared with $9.0 million for the third quarter of 2005. Selling, general and administrative expenses for the first nine months of 2006 were $26.0 million, including $1.0 million in severance charges, compared with $26.7 million for the first nine months of 2005. These decreases are primarily the result of decreases in incentive compensation.
Net interest expense for the third quarter of 2006 was $5.1 million, compared with $4.5 million for the third quarter of 2005. Net interest expense for the first nine months of 2006 was $14.7 million, compared with $14.1 million (including the write-off of unamortized deferred financing costs) for the first nine months of 2005. Both increases were a result of a higher debt level and to a lesser extent an increase in the average interest rate.
On October 30, 2006, the Company amended its senior and revolving credit agreement to waive September 30, 2006 financial covenants, impose monthly minimum EBITDA requirements for October 2006 and November 2006, increase applicable borrowing spreads beginning November 1, 2006, and require the Company to maintain availability under its credit facilities of at least $3.0 million. The amendment allows the Company to prepay its second lien credit facility subject to certain provisions. In addition, the amendment requires the Company to retain a financial advisor to examine the Company’s financial forecast and its performance relative to its peers.
On October 1, 2006, the Company amended its junior credit agreement to waive September 30, 2006 financial covenants, increase the applicable borrowing spread from 7.25% to 9.00%, amend certain covenant ratios, restrict certain of the Company’s expenditures subject to maintaining certain financial ratios, and pay a fee.
Bud Philbrook, President and Chief Operating Officer, said, “Our third quarter performance and results year to date were negatively impacted by several factors. Weakness in both the new home construction and remodeling markets has impacted a large part of the sales volume of our Injection Molding and Plastics Films business. In addition, the softening resin market has resulted in a broad-based inventory correction within our Films business. Finally, we continue to see further reductions in order rates in the recreational vehicle sector that is impacting our Profile Extrusion business.
“In our Plastics Films business, the continuing softening of resin prices has resulted in a protracted inventory correction. Our volume shipped was down 5% year-over-year as we saw a continuing weakness in order rates as inventory levels are reduced throughout the distribution channel. The downturn in volume has pressured margins as industry utilization rates have dropped. With market expectations of continued resin price deterioration, we expect film demand to remain soft through the balance of the year. During this period of soft demand, we will focus on expanding our market share, expanding sales of our value-added product lines and reducing costs to enhance our competitive position in the marketplace.
“Our Injection Molding business was significantly impacted by the ongoing weakness in the nation’s housing sector, with our sales off 9% for the quarter. The downturn in the housing sector, in both new home construction and remodeling markets, has resulted in a weakening of order rates from both our OEM (Original Equipment Manufacturer) Appliance and Building Products customers. In the OEM Appliance sector, we will focus our efforts on growing our market share to mitigate the downturn in demand. In our Building Products group, we will focus on expanding distribution for our proprietary line of building products. We plan to introduce our new long-length building panel nationwide, as well as introduce an expanded line of building product accessories.
“Our Profile Extrusion business continues to be affected by the weakness in the nation’s recreational vehicle sector and continuing operating inefficiencies at our Elkhart, Indiana facilities. As a result of the continued underperformance of this operation, the Company has made senior management changes to provide this business new leadership. We remain committed to returning this segment to acceptable profitability levels.
“It has become very apparent that the downturn in the housing sector has had a significant impact on the top line growth and profitability of our Company’s operations. As previously indicated, the downturn in market conditions and the Company’s results have necessitated the amendment and restructuring of the Company’s loan covenants; however, we believe that we have developed a plan going forward that will position the Company for improvement in 2007. By year end, we expect to reduce our work force to lower fixed costs by approximately $3.0 million in 2007. Additionally, we have operational initiatives in place that will reduce our cost base to enhance our competitive position as we move into 2007. We remain committed to growing our market share and taking operating costs out of all of our businesses without affecting customer service. While the downturn in market conditions is a very challenging environment for the Company, we believe that our strategies remain strong and that we will be well positioned to take advantage of any improving market conditions.”

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2005 filed with the Securities and Exchange Commission.
Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.
Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern time. To participate in the conference call, please call 1-800-270-1153 (Participant code: 91885#).
For more information, please visit www.atlantisstock.com.
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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data) (Unaudited)	2006	2005	2006	2005

Net sales	$108,261	$106,585	$328,648	$308,591

Cost of sales	97,120	90,259	289,646	261,635

Gross profit	11,141	16,326	39,002	46,956

Selling, general and administrative expenses	8,171	8,968	25,022	26,117
Severance expense	655	—	952	—
Costs of unconsummated financing	—	—	—	555

Operating income	2,315	7,358	13,028	20,284

Unamortized deferred financing cost write-off	—	—	—	(3,794)
Net interest expense	(5,083)	(4,481)	(14,655)	(10,341)
Other (expense) income	(17)	85	96	26

(Loss) income before (benefit) provision for income taxes	(2,785)	2,962	(1,531)	6,175

(Benefit) provision for income taxes	(1,031)	1,016	(567)	2,116

Net (loss) income	$(1,754)	$1,946	$(964)	$4,059

Basic (loss) earnings per share	$(0.21)	$0.24	$(0.12)	$0.50
Diluted (loss) earnings per share	$(0.21)	$0.24	$(0.12)	$0.50

Weighted average number of shares used in computing earnings per share:
Basic	8,256	8,256	8,256	8,147
Diluted	8,256	8,256	8,256	8,147

Cash dividends paid per common share	$—	$—	$—	$12.50

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except share and per share data)	2006 (1)	2005

ASSETS
Cash and cash equivalents	$47	$178
Accounts receivable (net of allowances of $1,944 and $1,835, respectively)	57,750	57,075
Inventories, net	41,824	41,667
Other current assets	8,127	7,513
Deferred income tax assets	3,981	3,694

Total current assets	111,729	110,127

Property and equipment, net	68,195	69,208
Goodwill, net of accumulated amortization	51,351	51,351
Other assets	6,703	8,226

Total assets	$237,978	$238,912

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Accounts payable and accrued expenses	$37,095	$47,944
Current maturities of long-term debt	1,732	1,970
Other current liabilities	356	356

Total current liabilities	39,183	50,270

Long-term debt	207,450	197,195
Deferred income tax liabilities	10,877	10,628
Other liabilities	1,174	702

Total liabilities	258,684	258,795

Commitments and contingencies	—	—
Shareholders’ deficit:
Class A Common Stock, $0.0001 par value, 20,000,000 shares authorized, 6,113,158 shares issued and outstanding in 2006 and 2005	1	1
Class B Common Stock, $0.0001 par value, 7,000,000 shares authorized, 2,142,665 shares issued and outstanding in 2006 and 2005	—	—
Additional paid-in capital	284	—
Accumulated other comprehensive income (net of income taxes of $768 and $862, respectively)	1,509	1,652
Accumulated deficit	(22,500)	(21,536)

Total shareholders’ deficit	(20,706)	(19,883)

Total liabilities and shareholders’ deficit	$237,978	$238,912

(1)	Unaudited

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(In thousands) (Unaudited)	2006	2005

Operating Activities:
Net (loss) income	$(964)	$4,059
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Depreciation	9,205	8,744
Loan fee, other amortization and unamortized financing cost write-off	698	4,441
Amortization of gain realized on swap redemption	(650)	—
Share-based compensation expense	284	461
Unconsummated financing cost write-off	—	555
Interest receivable from shareholder loans	—	(5)
Gain on disposal of assets	—	(8)
Deferred income taxes	57	163
Change in operating assets and liabilities:
Accounts receivable, net	(675)	(10,558)
Inventories, net	(157)	(2,945)
Other current assets	(614)	(2,653)
Accounts payable and accrued expenses	(10,849)	(6,130)
Other assets and liabilities	(1,566)	106

Net cash used for operating activities	(5,231)	(3,770)

Investing Activities:
Capital expenditures	(8,194)	(12,201)
Proceeds from asset dispositions	—	38

Net cash used for investing activities	(8,194)	(12,163)

Financing Activities:
Net borrowings (repayments) under revolving credit facility	11,600	(4,260)
Proceeds under new credit agreement	—	195,000
Repayments under term loans	(1,200)	(71,187)
Financing costs associated with credit agreements	(140)	(6,680)
Repayments on bonds	(383)	—
Proceeds from swap redemption	3,417	—
Proceeds from exercise of stock options	—	2,522
Income tax benefit from employee stock options	—	3,718
Payment of special dividend	—	(103,198)
Repayments on notes receivable from shareholders	—	457

Net cash provided by financing activities	13,294	16,372

Net (decrease) increase in cash and cash equivalents	(131)	439
Cash and cash equivalents at beginning of period	178	51

Cash and cash equivalents at end of period	$47	$490

Supplemental disclosure of non-cash activities:
Non-cash increase (decrease) of accounts receivable and accounts payable in connection with supplier agreements	$908	$(338)

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2006			2005
(In millions)	Q3	Q2	Q1	Year	Q4	Q3	Q2	Q1

PLASTIC FILMS VOLUME (in pounds)	69.3	69.3	60.1	284.0	74.0	75.3	65.8	68.9

NET SALES
Plastic Films	$71.1	$68.7	$68.1	$272.9	$78.8	$66.0	$62.4	$65.7
Injection Molding	29.2	32.6	32.2	116.1	27.9	32.0	30.1	26.1
Profile Extrusion	8.0	9.3	9.5	35.3	9.0	8.6	9.1	8.6

Total	$108.3	$110.6	$109.8	$424.3	$115.7	$106.6	$101.6	$100.4

GROSS MARGIN
Plastic Films	11%	11%	13%	15%	15%	15%	15%	14%
Injection Molding	12%	13%	16%	16%	16%	16%	17%	13%
Profile Extrusion	1%	14%	8%	19%	18%	16%	20%	20%

Total	10%	12%	13%	15%	16%	15%	16%	14%

OPERATING MARGIN
Plastic Films	3%	4%	5%	6%	7%	6%	6%	4%
Injection Molding	4%	5%	8%	8%	10%	9%	10%	5%
Profile Extrusion	-11%	4%	0%	8%	5%	6%	10%	11%

Total	2%	4%	5%	7%	8%	7%	8%	5%
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA(1)

	2006			2005
(In millions)	Q3	Q2	Q1	Year	Q4	Q3	Q2	Q1

Net (loss) income	$(1.8)	$—	$0.8	$6.7	$2.6	$2.0	$2.4	$(0.3)
Net interest expense	5.1	4.9	4.7	15.0	4.7	4.5	4.1	1.7
Unamortized deferred financing cost write-off (2)	—	—	—	3.8	—	—	—	3.8
(Benefit) provision for income taxes	(1.0)	—	0.4	3.6	1.5	1.0	1.3	(0.2)
Depreciation and amortization	3.1	3.0	3.1	12.1	3.4	2.9	2.9	2.9

EBITDA	$5.4	$7.9	$9.0	$41.2	$12.2	$10.4	$10.7	$7.9

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization.
EBITDA is a non-GAAP financial measure and has material limitations resulting from the exclusion of certain financial statement items when used As a financial measure, in particular, because it does not include interest, taxes, depreciation and amortization. However, the Company believes EBITDA is a useful financial metric used by investors to assess financial operating performance, and in addition, some of the Company’s debt covenant calculations and incentive target calculations include EBITDA.

(2)	Unamortized deferred financing cost write-off is a component of interest expense and has been shown separately for informational purposes.